Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Inspira Technologies OXY B.H.N. Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	Other	24,973,528	$1.03	$25,722,733.84	0.0001381	$3,552.31

Total Offering Amounts:							$25,722,733.84		3,552.31
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,552.31

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, no par value, or Ordinary Shares, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

Includes up to 24,973,528 Ordinary Shares held by the selling shareholder issued or to be issued pursuant to the Standby Equity Purchase Agreement dated December 12, 2025, including certain commitment shares.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on December 17, 2025.

The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholder.

All 24,973,528 Ordinary Shares may be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.